EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-64977, 333-66419, 333-73188, 333-101282, 333-139670, and 333-171043) pertaining to the 1996 Director Stock Option Plan, 1998 Stock Option and Compensation Plan, and 2006 Equity Incentive Plan and Restated Equity Incentive Plan (2010) of G&K Services, Inc. and subsidiaries of our reports dated August 26, 2011, with respect to the consolidated financial statements and schedule of G&K Services, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of G&K Services, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended July 2, 2011.

/s/ Ernst & Young LLP
Ernst & Young LLP
Minneapolis, Minnesota August 26, 2011